UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  x

Filed by a Party other than the Registrant

Check the appropriate box:

_ Preliminary Proxy Statement

_ Confidential, for Use of the Commission Only (as permitted by Rule
14a-6(e)(2))

_ Definitive Proxy Statement

x Definitive Additional Materials

_ Soliciting Material Pursuant to Par.240.14a-11(c) or Par.240.14a-12

                   Balcor/Colonial Storage Income Fund - 85
               (Name of Registrant as Specified In Its Charter)

                                     Same

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

_ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
  Item 22(a)(2) of Schedule 14A.

_ $500 per each party to the controversy pursuant to Exchange Act Rule
  14a-6(i)(3).

_ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)Title of each class of securities to which transaction applies:

  2)Aggregate number of securities to which transaction applies:

  3)Per unit price or other underlying value of transaction computed pursuant
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 to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  4)Proposed maximum aggregate value of transaction:

  5)Fee paid:

_x   Fee paid previously with preliminary materials.

_x   Check box if any part of the fee is offset as provided by Exchange Act
  Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)Amount Previously Paid:

                              $11,950

  2)Form, Schedule or Registration Statement No.:  SCHEDULE 14A

  3)Filing Party: Balcor/Colonial Storage Income Fund - 85

  4)Date Filed: October 7, 1997
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                    BALCOR/COLONIAL STORAGE INCOME FUND-85

                               November 21, 1997

Dear Investor:

This letter supplements the information provided to you in the Balcor/Colonial Storage Income Fund-85 Consent Solicitation of Limited Partners dated November 4, 1997 (the "Consent Solicitation"). The Consent Solicitation seeks the approval of the limited partners of Balcor/Colonial Storage Income Fund-85, an Illinois limited partnership (the "Partnership"), to the sale of substantially all of the assets of the Partnership to Value Storage, Ltd., a Texas limited partnership ("Value Storage"), pursuant to an Agreement of Sale dated September 4, 1997, as amended by a First Amendment to Agreement of Sale dated September 17, 1997, and a Second Amendment to Agreement of Sale dated October 28, 1997 (the "Purchase Agreement").

Extension of Period for Counting Ballots
---------------------------------------

As contemplated in the Consent Solicitation, Balcor Storage Partners-85 ("Balcor") has extended the date upon which ballots will be counted from November 21, 1997 to on or about December 5, 1997. The Partnership intends to continue to solicit consents in accordance with the Consent Solicitation through December 5, 1997. Once a majority of the Partnership interests have been voted in favor of a sale to Value Storage, the Partnership will cease the solicitation process and will no longer accept consent forms or revocations of consents relating to the sale of the Partnership's properties to Value Storage.

Value Storage Agreement with Public Storage, Inc.
-------------------------------------------------

As noted in the Consent Solicitation, Public Storage, Inc. ("PSI") owns approximately 10.9% of the outstanding limited partnership interests in the Partnership. PSI has expressed its interest to Value Storage in purchasing from Value Storage one or more of the 69 mini-warehouse facilities comprising the assets of the Partnership. PSI may condition its vote in the Consent Solicitation relating to the sale of the Partnership assets in accordance with the terms of the Purchase Agreement upon reaching an agreement for the acquisition of such mini-warehouse facilities from Value Storage.

Status of Consent Solicitation
------------------------------

As of the close of business on November 20, 1997, of the 276,918 partnership interests outstanding as of October 1, 1997, approximately 37.48% of the outstanding limited partnership interests have been voted for the sale of the Partnership's assets to Value Storage, approximately 1.77% of the Partnership's interests have been voted against the sale to Value Storage, and approximately 60.75% of the Partnership's interests have not yet been voted.

The General Partners urge you to return your consent form as soon as possible. As noted in the Consent Solicitation, the affirmative vote of the holders of a majority of the outstanding limited partnership interests must be received in order to consummate the proposed sale to Value Storage, and accordingly failure to vote is the equivalent of voting against the proposed sale.
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Very truly yours,                                 Very truly yours,
/s/James A. Pruett                                /s/Thomas E. Meador
-------------------------                         -----------------------
James A. Pruett, President                        Thomas E.Meador,Chairman
Colonial Storage 85, Inc.                         Balcor Storage
Partners-85
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